EXHIBIT 21

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	% ownership

International Consulting and Management Limited	St. Vincent & the Grenadines	100%
MC Chantilly Limited	Bahamas	100%
MC Cormorant Shipping Limited	Bahamas	100%
MC Eid Shipping Limited	Bahamas	100%
MC Egret Shipping Limited	Bahamas	100%
MC Heron Shipping Limited	Bahamas	100%
MC Ibis Shipping Limited	Bahamas	100%
MC Link Shipping Limited	St. Vincent & the Grenadines	100%
MC Pelerin Shipping Limited	Bahamas	100%
MC Shipping S.A.M.	Monaco	100%
MC Shrike Shipping Limited	Bahamas	100%
MC Tercel Shipping Limited	Bahamas	100%
Sphinx Limited	St. Vincent & the Grenadines	100%